                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12
                          Georgia Bonded Fibers, Inc.
                (Name of Registrant as Specified in its Charter)
                      David A. Dugan, Corporate Secretary
                   (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rules
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   (1) Title of each class of securities to which transaction applies:
   (2) Aggregate number of securities to which transaction applies:
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
   (4) Proposed maximum aggregate value of transaction:
[ ] Set forth the amount on which the filing fee is calculated and state how it was determined.
 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

(Georgia Bontex logo appears here)

                     NOTICE OF ANNUAL STOCKHOLDERS MEETING
                                                              September 18, 1995
To The Stockholders of
                          GEORGIA BONDED FIBERS, INC.
     Notice is hereby given that the Annual Meeting of Stockholders of Georgia Bonded Fibers, Inc. will be held at the Best Western Inn, Willow Springs Drive, Lexington, Virginia, on October 19, 1995, at 11:00 a.m., for the following purposes:
     1. To elect three Class B directors to serve until the annual meeting of stockholders in 1998 and to elect one Class A director to serve until the annual meeting of stockholders in 1997;
     2. The appointment of independent auditors of the Company for the fiscal year 1996; and
     3. The transaction of such other business as may properly come before the meeting or any adjournments thereof.
     Only stockholders of record at the close of business on August 29, 1995, are entitled to vote at this meeting.
     You are urged to fill in, date and sign the accompanying proxy and to mail the same as promptly as possible. If you sign and return your proxy without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.
     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.
                                              BY ORDER OF THE BOARD OF DIRECTORS
                                                                  David A. Dugan
                                                             Corporate Secretary

                          GEORGIA BONDED FIBERS, INC.
                            A NEW JERSEY CORPORATION
                                PROXY STATEMENT
                      1995 ANNUAL MEETING OF STOCKHOLDERS
                                    GENERAL
     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Georgia Bonded Fibers, Inc. (the "Company") of proxies in the accompanying form to be used at the Annual Meeting of the Stockholders of the Company to be held on October 19, 1995, at 11:00 a.m., Eastern Standard Time, at the Best Western Inn at Hunt Ridge, Willow Springs Drive, Lexington, Virginia 24450, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to stockholders is September 26, 1995.
     A copy of the Company's Annual Report to Stockholders, including financial statements for the fiscal year ended June 30, 1995, reported upon by KPMG Peat Marwick LLP, is being mailed concurrently with this Proxy Statement, but should not be considered proxy solicitation material.
     Any person signing and mailing the enclosed form of proxy may revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by submitting a signed proxy bearing a later date, or by giving prior written notice of revocation of the proxy to the Corporate Secretary of the Company, One Bontex Drive, Buena Vista, Virginia 24416-0751. All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in the manner specified therein. If no specification is made, the proxy will be voted FOR the election of all of the Class B directors and one Class A director and FOR the appointment of KPMG Peat Marwick LLP as independent auditors.
                               VOTING SECURITIES
     The close of business on August 29, 1995, has been fixed as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting of Stockholders. There were 1,572,824 shares of Company common stock outstanding as of the foregoing record date, and each such share is entitled to one vote.
     The holders of shares entitled to cast a majority of the votes at the Annual Meeting constitute a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and broker non-votes (I.E., shares registered in the names of brokers or other "street name" nominees for which proxies are voted for some but not all matters) will be included in determining the number of shares represented at the Annual Meeting. Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Votes that are withheld and broker non-votes will not be included in determining the number of votes cast.
     The Company will appoint one or more inspectors of election to act at the Annual Meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.
                                       2

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth as of August 29, 1995, information with respect to the only known beneficial owners of more than five percent of the outstanding common stock of the Company.

           NAME AND ADDRESS OF                 NUMBER OF SHARES
             BENEFICIAL OWNER                 BENEFICIALLY OWNED     PERCENT OF CLASS
Mrs. Marie G. Surmonte                               843,082 1             53.60
1913 Adrian Avenue
Spring Lake, New Jersey 07762
Estate of Hugo N. Surmonte                           661,478 2             42.05
c/o First Fidelity Bank, N.A.
303 Broad Street
Red Bank, New Jersey 07701
Hugo N. Surmonte Residuary Trust                      81,700 3              5.19
c/o First Fidelity Bank, N.A.
303 Broad Street
Red Bank, New Jersey 07701
First Fidelity Bank, N.A.                            743,178 4             47.25
303 Broad Street
Red Bank, New Jersey 07701
Kennedy Capital Management, Inc.                      93,600 5              5.95
425 N. New Ballas Road, Suite 181
St. Louis, Missouri 63141-6821

1 Includes 99,904 shares owned by Mrs. Surmonte with sole voting and dispositive power and an aggregate of 743,178 shares of which Mrs. Surmonte has shared voting and dispositive power as a co-executor of the Estate of Hugo Surmonte and as beneficiary and co-trustee of the Hugo N. Surmonte Residuary Trust, as described below.
2 Marie G. Surmonte and First Fidelity Bank, N.A. are co-executors of the Estate and have shared voting and dispositive power with respect to these shares.
3 Marie G. Surmonte is a beneficiary and, with First Fidelity Bank, N.A., is a co-trustee of the Trust. Mrs. Surmonte and the Bank have shared voting and dispositive power with respect to these shares.
4 Includes 81,700 shares held as co-trustee for the Hugo N. Surmonte Residuary
  Trust and 661,478 shares held as co-executor of the Estate of Hugo N. Surmonte. The Bank has shared voting and dispositive power with respect to these shares.
5 All shares owned by advisory clients over which Kennedy Capital Management,
  Inc. has shared voting and dispositive power.
                                       3

                         STOCK OWNERSHIP OF MANAGEMENT
     The following table sets forth as of August 29, 1995, certain information regarding the beneficial ownership of the common stock of the Company by each director and nominee, by each named executive officer and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

                                                  NUMBER OF COMMON
                                              STOCK SHARES BENEFICIALLY
                                                     OWNER AS OF
NAME OF BENEFICIAL OWNER                           AUGUST 29, 1995          PERCENT OF CLASS
William J. Binnie                                        3,244 1                 *
Michael J. Breton                                        1,900                   *
William B. D'Surney                                        350                   *
David A. Dugan                                             160                   *
Charles W. J. Kostelni                                   5,175                   *
James C. Kostelni                                       46,644 2               2.97
Jeffrey C. Kostelni                                      7,476 3                 *
Frank B. Mayorshi                                          200                   *
Larry E. Morris                                          4,000                   *
Joseph F. Raffetto                                       5,582                   *
Patricia S. Tischio                                      2,750 4                 *
Robert J. Weeks                                          5,121                   *
All Directors and
  Executive Officers
  as a Group(12 persons)                                82,602                 5.25

1  Includes 726 shares held by Mr. Binnie's spouse as Trustee for their sons.
2 Includes 8,499 shares owned by Mr. Kostelni's spouse. Also includes 2,653 owned by Mr. Kostelni's son, as to which Mr. Kostelni disclaims beneficial ownership.
3  Includes 1,000 shares owned by Mr. Kostelni's spouse.
4  All shares owned by Mrs. Tischio's daughter.
* Represents less than 1% of the outstanding shares of Company common stock.
                             ELECTION OF DIRECTORS
PROPOSAL NO. 1
     The Company's Board of Directors is divided into three classes (A, B and C) with staggered three-year terms. The current term of office of the Class B directors expires at this 1995 Annual Meeting of Stockholders. The terms of the Class A and Class C directors will expire in 1997 and 1996, respectively.
     There is one Class A director, William B. D'Surney, who has been nominated for reelection by the Board of Directors. Mr. D'Surney has served as a director of the Company since January 26, 1995, when he was elected by the Board of Directors to fill the vacancy created by the retirement of Hugo N. Surmonte. There are three Class B directors, Jeffrey C. Kostelni, Joseph F. Raffetto and Patricia S. Tischio, each of whom has been nominated for reelection or election by the Board of Directors. Ms. Tischio has served as a director of the Company since April 27, 1995, when she was elected by the Board to fill the vacancy created by the resignation of Robert J. Bregman.
     It is the intention of the persons named as proxies, unless instructed otherwise, to vote for the election of each of the four nominees set forth below. Each nominee has agreed to serve if elected. If any nominee shall unexpectedly be unable to serve, the shares represented by all valid proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board. At this time, the Board knows of no reason why any nominee might be unable to serve. If elected, the Class A nominee will serve for a two-year term until the 1997 Annual Meeting
                                       4
and the Class B nominees will serve for a three-year term until 1998 Annual Meeting and until their successors are elected and qualified. The present principal occupation or employment and employment during the past five years and all positions or offices, if any, held with the Company are set forth opposite the name of each director and nominee. All nominees are members of the present Board of Directors.

                               YEAR IN WHICH FIRST
    NAME AND AGE               ELECTED AS DIRECTOR   PRINCIPAL OCCUPATION

                                    NOMINEES
                               CLASS A DIRECTORS
                      (SERVING UNTIL 1997 ANNUAL MEETING)

William B. D'Surney                    1995          Private investor since 1994, prior thereto, Senior
Age 66                                               Vice-President, Alexander & Alexander, Richmond,
                                                     Virginia. Mr. D'Surney has a Bachelor of Science
                                                     Degree in Business Administration.

                               CLASS B DIRECTORS
                      (SERVING UNTIL 1998 ANNUAL MEETING)

Patricia S. Tischio                    1995          Assistant Secretary (since 1994) and Corporate Office
Age 56                                               Manager (since 1989) of the Company. Mrs. Tischio has
                                                     a Bachelor of Arts Degree in English.
Jeffrey C. Kostelni                    1995          Chief Financial Officer and Treasurer (since 1994) and
Age 29                                               Assistant Controller (1993-94) of the Company; prior
                                                     thereto, Senior Auditor, Deloitte & Touche,
                                                     Washington, D.C. Mr. Kostelni has a Bachelor of
                                                     Science Degree in Accountancy, Cum Laude and is a
                                                     Certified Public Accountant.
Joseph F. Raffetto                     1984          Physician (retired)
Age 86

                         DIRECTORS CONTINUING IN OFFICE
                               CLASS A DIRECTORS
                      (SERVING UNTIL 1997 ANNUAL MEETING)

James C. Kostelni                      1965          Chairman of the Board, President, and Chief Executive
Age 60                                               Officer of the Company. Mr. Kostelni has a Bachelor of
                                                     Science Degree in Business Administration.
Robert J. Weeks                        1983          Private investor since 1993; prior thereto, Vice-
Age 61                                               President, Dun & Bradstreet Corp., Bethlehem,
                                                     Pennsylvania. Mr. Weeks has a Bachelor of Science
                                                     Degree in Business Administration.
Larry E. Morris                        1993          Technical Director (since 1983) and Sales Director
Age 49                                               (since 1993) of the Company; prior thereto,
                                                     Manufacturing Director of the Company (1983-93). Mr.
                                                     Morris has a Bachelor of Science Degree in Chemical
                                                     Engineering.

                              YEAR IN WHICH FIRST
    NAME AND AGE              ELECTED AS DIRECTOR   PRINCIPAL OCCUPATION

                               CLASS C DIRECTORS
                      (SERVING UNTIL 1996 ANNUAL MEETING)

William J. Binnie                     1977          President, W.J. Binnie & Associates, Whispering Pines,
Age 70                                              North Carolina (engineering consulting firm). Mr.
                                                    Binnie has a Bachelor of Science Degree in Civil
                                                    Engineering.
Michael J. Breton                     1990          Corporate Director of International Operations (since
Age 55                                              1993), and General Manager of Bontex S.A., a subsidiary
                                                    of the Company (since 1987); prior thereto, Director of
                                                    European Operations (1987-1993). Mr. Breton has a
                                                    Bachelor of Science Degree in Paper Technology.
Frank B. Mayorshi                     1993          Private investor since 1991; prior thereto, Partner,
Age 59                                              KPMG Peat Marwick LLP, Roanoke, Virginia. Mr. Mayorshi
                                                    has a Bachelor of Science Degree in Business
                                                    Administration.

     No director or nominee is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. James C. Kostelni is the son-in-law of Mrs. Marie G. Surmonte. Mr. Jeffrey C. Kostelni is the son of Mr. James C. Kostelni and grandson of Mrs. Surmonte. Mrs. Patricia S. Tischio is the daughter of Mrs. Marie G. Surmonte.
               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors held five meetings during fiscal 1995. All directors attended 75% or more of the total number of meetings of the Board and the committees of the Board on which they served.
     A director's fee of $1,500 per meeting attended is paid to all non-employee directors. In addition, non-employee directors who are members of the Executive, Audit and/or Compensation Committees receive a fee of $500 per committee meeting attended. All directors are reimbursed for their actual travel expenses for attending Board and committee meetings.
     The Board of Directors annually elects four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee.
     The Executive Committee of the Board of Directors, which is composed of Messrs. James C. Kostelni (Chairman), Weeks and Mayorshi, is empowered to exercise all authority of the Board of Directors, except with respect to matters reserved for the Board by New Jersey law. This committee met five times during the fiscal 1995.
     The Audit Committee of the Board of Directors, which consists of Messrs. Mayorshi (Chairman), Binnie and Weeks, oversees the financial reporting process and the Company's internal controls. This committee met four times during fiscal 1995.
     The Compensation Committee of the Board of Directors, which consists of Messrs. Weeks (Chairman), Binnie and Mayorshi, meets as necessary to consider and make recommendations to the Board of Directors concerning compensation of executive officers and employees of the Company. This committee met two times during fiscal 1995.
     The Nominating Committee of the Board of Directors, which consists of Messrs. James C. Kostelni (Chairman), Mayorshi and Weeks, considers and recommends to the Board, candidates for election as directors of the Company. The Nominating Committee will not consider nominees recommended by stockholders. This committee met one time during fiscal 1995.
                                       6

                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The following table sets forth information regarding the individual compensation earned by the Chief Executive Officer and the four other most highly compensated executives for services in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 1995, 1994 and 1993.

                                                           ANNUAL COMPENSATION
          NAME AND                                                             OTHER ANNUAL                ALL OTHER
     PRINCIPAL POSITION         YEAR     SALARY ($)       BONUS ($) 1      COMPENSATION ($) 2         COMPENSATION ($) 3
Hugo N. Surmonte, deceased,     1995        81,383          25,000                  1,215                         0
  Chairman of the Board of      1994       250,532               0                  4,455                         0
  Directors, Treasurer and      1993       250,532               0                  2,228                         0
  Chief Executive Officer,
  Retired (effective October
  1994)
James C. Kostelni               1995       213,733               0                 97,834                    60,411
  Chairman of the Board of      1994       188,180          52,440                 98,337                    49,702
  Directors, President and      1993       180,180               0                  2,283                    33,256
  Chief Executive Officer
  (effective October 1994)
Michael J. Breton               1995       173,309          10,000                 18,433                     7,023
  Corporate Director of         1994       143,223               0                 16,420                       432
  International Operations,     1993       130,372               0                 13,526                    21,387
  Bontex, S.A.
Larry E. Morris                 1995        98,890               0                  3,012                     3,043
  Technical and Sales           1994        95,125          26,403                  3,169                     2,448
  Director                      1993        88,820               0                    792                     2,261
Mark P. Belair                  1995        91,899               0                  1,749                       752
  Chief Engineer and            1994        92,067          25,661                  1,992                     1,300
  Director of Manufacturing,    1993        78,033               0                    498                     1,163
  Resigned (effective June
  1995)

1 In 1995, for Mr. Surmonte, $25,000 one time retirement bonus paid upon his retirement; and for Mr. Breton, $10,000 special performance-based bonus awarded by the Board of Directors.
2 Except as otherwise indicated in the table, the named executives did not receive perquisites or other personal benefits in excess of the lessor of $50,000 or 10% of the total of his salary and bonus reported in the table. All amounts represent automobile allowances or long-term disability insurance premium payments, except for Mr. Kostelni, which in 1995 includes automobile allowance $3,370, a $26,000 bonus payment and $62,069 "gross-up" payment for reimbursement of taxes received pursuant to the Supplemental Executive Compensation Agreement (discussed below) and long-term disability insurance premium payment in the amount of $6,395.
3 Amounts disclosed in this column for 1995 include: (i) payment by the Company of premiums for whole life insurance on behalf of Mr. Kostelni in the amount of $6,375; (ii) annuity having a value of $44,557, transferred to Mr. Kostelni pursuant to the Supplemental Executive Compensation Plan; (iii) Company contributions on behalf of the named executive officers under the Georgia Bonded Fibers, Inc. Retirement Plan as follows: Mr. Surmonte $0; Mr. Kostelni $9,479; Mr. Breton $0: Mr. Morris $3,043; and Mr. Belair $752; and (iv) Bontex S.A.'s contribution under the Bontex, S.A. Pension Plan on behalf of Mr. Benton in the amount of $7,023.
                                       7

RETIREMENT PLANS
  GEORGIA BONDED FIBERS, INC. RETIREMENT INCOME PLAN
     The Company has in effect a defined benefit retirement plan ("Plan"). Estimated annual benefits payable at normal retirement age 65 under the Plan to persons in specified remuneration and years of service classifications are set forth below. The following table contains no benefits attributable to supplemental benefit plans as there are no such plans.

FINAL AVERAGE                        YEARS OF SERVICE
  EARNINGS          15          20          25          30          35
  $ 125,000       $35,677     $47,569     $59,461     $71,353     $71,353
    150,000        43,177      57,569      71,961      86,353      86,353
    175,000        43,177      57,569      71,961      86,353      86,353
    200,000        43,177      57,569      71,961      86,353      86,353
    225,000        43,177      57,569      71,961      86,353      86,353
    250,000        43,177      57,569      71,961      86,353      86,353
    300,000        43,177      57,569      71,961      86,353      86,353
    400,000        43,177      57,569      71,961      86,353      86,353
    450,000        43,177      57,569      71,961      86,353      86,353
    500,000        43,177      57,569      71,961      86,353      86,353

     The benefits in the Table are computed as a straight-life annuity payable annually and are derived from both employer and employee contributions. The benefits are not subject to any deduction for Social Security or other offset amounts.
     The compensation covered by the Plan includes all amounts received for personal services rendered in the course of employment for the Company to the extent those amounts are includable in gross income except for distributions from deferred compensation plans or other amounts that receive special tax treatment. Compensation for purposes of the Plan may not exceed statutory limits. The limit for the 1995 and 1994 plan years was $150,000, which may be increased by the Internal Revenue Service in the future to reflect cost of living increases. The benefit formula equals the sum of (A) 1.5% of Final Average Earnings up to Social Security Covered Compensation, and (B) 2.0% of Final Average Earnings in excess of Social Security Covered Compensation, multiplied by credited years of service up to a maximum of 30 years.
     Social Security Covered Compensation means the average of the taxable wage bases for the 35 calendar years ending with the last day of the calendar year in which a participant attains his Social Security retirement age. Final Average Earnings is generally the average earnings for the five highest consecutive years of compensation during the ten years immediately preceding retirement.
     It is estimated that at age 65, for Plan purposes, Messrs. James C. Kostelni and Morris will have 41 and 28 years of credited service, respectively. Mr. Breton does not participate in the Plan.
  BONTEX, S.A. PENSION PLAN
     The Company's subsidiary, Bontex, S.A., maintains a pension plan ("Pension Plan") for certain of its employees. Mr. Breton is the only Pension Plan participant included in the Compensation Table. The Pension Plan generally provides a monthly retirement benefit beginning at normal retirement age 65 until the participant's death based on years of service and the average of the last five years' annual salary. Provisions are also made for monthly payments to a surviving spouse and children. Estimated annual benefits payable upon retirement under the Pension Plan to persons in
                                       8
specified remuneration and years of service classifications are set forth below. No benefits from a supplemental benefit plan are included as no such plan exists.

FINAL AVERAGE                           YEARS OF SERVICE
  EARNINGS           15           20           25           30           35
  $ 125,000       $ 20,046     $ 26,729     $ 33,411     $ 40,093     $ 46,775
    150,000         25,485       33,980       42,475       50,969       59,465
    175,000         30,923       41,231       51,539       61,847       72,154
    200,000         36,362       48,482       60,602       72,724       84,844
    225,000         41,800       55,733       69,667       83,600       97,534
    250,000         47,239       62,984       78,731       94,477      110,223
    300,000         58,115       77,488       96,859      116,230      135,603
    400,000         79,868      106,492      133,114      159,738      186,360
    450,000         90,746      120,994      151,243      181,491      211,740
    500,000        101,623      135,496      169,371      203,244      237,119

     It is estimated that at age 65 Mr. Breton will have 18 years of credited service. Although compensation for Pension Plan purposes is the average of the most recent five years' annual salary, only $133,409 of the amount shown for Mr. Breton in the Compensation Table qualifies as compensation under the Pension Plan for 1995 because the balance was paid from the United States and is not included in the definition of compensation. The Pension Plan defines the benefit in terms of Belgian francs, and the above amounts were calculated using the exchange rate in effect on June 30, 1995. The benefits listed in the Pension Plan table are computed as a straight-life annuity payable annually and are not subject to any deduction for Social Security or other offset amounts.
RETIREMENT COMPENSATION AGREEMENTS
  SUPPLEMENTAL EXECUTIVE COMPENSATION AGREEMENT
     On May 26, 1994, the Company and Mr. James C. Kostelni (hereafter in this section, Mr. Kostelni) entered into a Supplemental Executive Compensation Agreement which is intended to supplement Mr. Kostelni's retirement benefits to make up for any loss of benefits under the Georgia Bonded Fibers, Inc. Retirement Income Plan resulting from the application of certain limitations imposed by amendments to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, under the Revenue Reconciliation Act of 1993. Under the Supplemental Executive Compensation Agreement, the Company has agreed, during Mr. Kostelni's life, to purchase for Mr. Kostelni, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 2000, an annuity contract which provides for the payment of at least $458.33 per month to Mr. Kostelni, such payments to begin upon Mr. Kostelni's reaching age sixty-five and to end upon Mr. Kostelni's death or the ten-year anniversary date of the first annuity payment, whichever is later. In order to replace the survivorship benefits which Mr. Kostelni's spouse, but for the tax changes, would receive upon his death, the Company also has agreed to pay to Mr. Kostelni, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 2000, a cash bonus in the amount of $26,000. It is intended that such cash bonus will be used by Mr. Kostelni to purchase life insurance which will then provide the survivor benefit. Additionally, the Supplemental Executive Compensation Agreement also provides that the Company shall, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 2000, make a cash "gross-up" payment equal to the amount of any federal, state and local income taxes paid by Mr. Kostelni on the benefits received under the Agreement. The value of the annuity, the bonus and the cash "gross-up" payment for fiscal 1995 are included in the Summary Compensation Table above.
     Under the Supplemental Executive Compensation Agreement, the Company shall, upon a change in control, (i) purchase and transfer to Mr. Kostelni all remaining annuities to be purchased pursuant to the Agreement; (ii) pay to Mr. Kostelni all bonus amounts still owing pursuant to the Agreement; and (iii) pay to Mr. Kostelni the applicable "gross-up" payment computed in accordance with the Agreement. If Mr. Kostelni dies during the term of the Supplemental Executive Compensation Agreement, or if Mr. Kostelni's employment with the Company is terminated, either voluntarily or pursuant to the terms of the Executive Compensation Agreement (discussed below), the Agreement shall,
                                       9
terminate, and Mr. Kostelni shall be entitled to no further payments or benefits under the Agreement, except those which have accrued as of the date of his death or termination.
     A change in control under the Supplemental Executive Compensation Agreement shall be deemed to have occurred in the event that (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of the Company's voting securities; (ii) the members of the Company's Board of Directors on the date of the Agreement cease for any reason to constitute at least a majority of the Board; (iii) all or substantially all of the assets of the Company are sold, transferred or conveyed by any means, including, but not limited to, direct purchase or merger, if the transferee is not controlled by the Company; or (iv) the Company is merged or consolidated with another entity and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former stockholders of the Company. No change of control shall be deemed to have occurred for purposes of the Agreement by virtue of the acquisition, directly or indirectly, of 20% or more of the combined voting power of the Company's voting securities by Mr. Kostelni or a group including Mr. Kostelni, by a subsidiary or certain other affiliates of the Company, or by the heirs, successors or assigns of Hugo N. Surmonte.
  HUGO N. SURMONTE DEFERRED COMPENSATION AGREEMENT
     On October 3, 1994, the Board of Directors adopted a deferred compensation agreement, which supersedes the previous arrangement dated November 1, 1985, with Hugo N. Surmonte, former Chairman of the Board of Directors. The deferred compensation agreement requires the Company pay Mr. Surmonte $150,000 per year, after his retirement from the Company, and during his lifetime and, if Mr. Surmonte's death precedes his spouse's death, that such amount shall be paid to his spouse for the remainder of her life. On October 5, 1994, Mr. Surmonte retired from the Company. On October 10, 1994, Mr. Surmonte died, and per the agreement his widow, Marie G. Surmonte, age 84, receives the benefit. During fiscal year 1995, the Company paid $113,000 to Mr. Surmonte's widow and at June 30, 1995 the Company has recorded a liability of $297,000 for this obligation. See "RELATED TRANSACTIONS" below.
EMPLOYMENT AGREEMENT
     On June 29, 1989, the Company and Mr. James C. Kostelni (hereafter in this section, Mr. Kostelni) entered into an Executive Compensation Agreement providing for the employment of Mr. Kostelni as President and Chief Operating Officer of the Company for a term beginning on July 1, 1989 and terminating on May 15, 2000. Under the Agreement, Mr. Kostelni is to receive a minimum annual salary of $145,200, which shall be adjusted annually by the Compensation Committee of the Board of Directors, along with certain benefits, including such bonuses as are approved by the Board of Directors, an automobile allowance and all fringe benefits offered to Company employees.
     The Agreement may be terminated by the Company only for cause, provided, however, that the Company may not terminate the Agreement on (i) the sale by the Company of substantially all of its assets to a single purchaser or to a group of associated purchasers; (ii) the sale, exchange or other disposition, in one transaction, of more than 50% of the outstanding shares of Company common stock;
(iii) a decision by the Company to terminate its business and liquidate its assets; or (iv) the merger or consolidation of the Company in a transaction in which the shareholders of the Company receive less than 50% of the outstanding voting shares of the new or continuing corporation. Under the Agreement, "cause" is deemed to include only Mr. Kostelni's (i) conviction of a felony; (ii) material breach of the Agreement which remains uncured sixty days after notice by the Company of such breach; or (iii) dishonesty directly related to the performance of his duties.
     The Agreement also may be terminated by the Company if Mr. Kostelni becomes disabled for a period of more than twelve consecutive months, and shall be terminated if Mr. Kostelni dies during the term of the Agreement. In the event of termination of the Agreement as a result of Mr. Kostelni's death or disability, the Company shall, within forty-five days after such termination, pay to Mr. Kostelni or his estate, as the case may be, an amount equal to six-months compensation or the balance due under the Agreement, whichever is less. Additionally, in the event of Mr. Kostelni's death during the term of the Agreement, the Company shall, within sixty days after the date of death, pay a survivor's benefit of $5,000 to his widow or other survivor.
                                       10

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee of Georgia Bonded Fibers, Inc. is responsible for recommending to the Board of Directors the compensation policies applicable to all employees, including the Company's executive officers. The Company's compensation policies are based on the fundamental premise that the achievements of the Company result from the coordinated efforts of all employees working toward common objectives.
COMPENSATION PHILOSOPHY AND OBJECTIVES
     The Company seeks to attract, motivate and retain the best possible executive and other employee talent by providing competitive, performance-based compensation programs that tie compensation to the Company's business objectives and performance. The overall objective of this strategy is to align the financial interests of the executive and other employees with those of the shareholders by linking a substantial component of its executives' compensation directly to Company performance.
     The Committee recommends to the Board of Directors the compensation policies that govern both the compensation opportunities, as well as the actual amounts paid to Company officers. These policies are designed to provide competitive levels of compensation that link incentive awards to the Company's annual operating plan.
     The Company's incentive bonus plans for executives and other employees are designed to recognize individual and group performance. Target compensation levels are intended to be competitive with those at other progressive companies.
     During fiscal 1994, the Compensation Committee met with an outside consultant to review the compensation of the Company's executive officers. Based on both survey results and the review with the consultant, the Committee has concluded that the total compensation paid to the Company's executives is market competitive, but relatively low with respect to its peer companies.
ELEMENTS OF THE FISCAL 1995 EXECUTIVE COMPENSATION PROGRAM
     The Committee believes the interests of the shareholders will be best served if the executive compensation program links a substantial component of the cash compensation earned by executives to increases in shareholder value. The current program therefore includes the following two principal components: base salary and annual cash bonuses.
BASE SALARY
     Base salaries for all executive officers, including the Chief Executive Officer, are established by reference to defined salary ranges which have been assigned to each position based upon salary opportunities provided by the Company's competitors. Increases to individual base salaries are awarded based on the officer's responsibilities, an evaluation of past and current performance, seniority and experience, the Company's overall operating results, position in range, the overall level of salary adjustments among the Company's peers and current and projected economic conditions. Base salary is also a reflection of the value of the job in the Company's operations.
ANNUAL INCENTIVE PLAN
     The Company's annual incentive bonus plan directly links the Company's performance to executive officer compensation by providing for higher variable pay when the Company's performance is above defined targets and denying competitive variable pay when Company performance is below targets. The plan, which is designed to reward the accomplishment of overall corporate objectives and reflect the Company's priority of maximum earnings, establishes a bonus pool from which Company employees, including executive officers, may receive an annual cash bonus. In fiscal 1995, the maximum amount at target of the cash bonus available to each executive under the plan was one-twelfth of the base market midpoint salary range established for such executive's position, as determined by the Committee based on information provided by the Company's compensation consultants and the Committee's assessment of the executive's position and responsibilities at the Company. Maximum executive bonuses available at target under the plan for fiscal 1995 ranged from $16,347 to $6,593. Bonuses were not available to executive officers under the plan in fiscal
                                       11

1995 unless and until the Company's net income after taxes exceeded $500,000. This $500,000 threshold was subjectively established by the Committee based on the Company's prior bonus arrangements.
     The amount of the maximum cash bonus received by an executive under the plan depends upon the extent to which the Company meets or exceeds the target levels established for each of six operating goals -- environment, safety, production efficiency, customer service, product quality and inventory turns and ISO 9000 registration. These target levels are established each year by the Committee, with the advice of management, based on the Company's past results, anticipated improvements in efficiency and productivity, and current market conditions. The target levels for the six operating goals, as a percent of the 1995 bonus pool, were weighted as follows: environment 20%, safety 20%, production efficiency 15%, customer service 15% and product quality 20% and ISO 9000 10%. In fiscal 1995, the Company did not meet the $500,000 net income threshold and reached a percentage of the target levels for all of the six operating goals -- environmental (95%), safety (92%), customer service (100%), product quality operating goals (80%), production efficiency (90%) and ISO 9000 (80%). No bonuses were paid to the Company's executive officers under the plan in fiscal 1995, because the net income threshold was not met.
1994-95 SENIOR MANAGEMENT INCENTIVE PLAN
     The purpose of the 1994-95 Senior Management Incentive Plan was to provide additional incentives to executive officers to realize goals and to maximize shareholder value by having a significant percentage of total direct compensation derived from incentive awards. This strategy serves to motivate officers to maximize Company performance and to align officer and shareholder interests more closely by linking incentive compensation directly to increases in shareholder value.
     Under this plan, executive officers were eligible to earn an additional annual bonus equal to a percentage of their 1995 current base salary (up to base salary of $200,000) if the Company's earnings for fiscal 1995 exceeded specified amounts. The level of bonus payments available to executives under the plan was determined as follows: 10% of current base salary if the Company's pre-tax earnings reaches $1,250,000; 20% of current base salary if the Company's pre-tax earnings reaches $1,780,000; and 30% of current base salary if the Company's pre-tax earnings reaches $3,000,000. If the Company meets any of the foregoing goals with respect to increases in pre-tax earnings, the plan provided that the executive officers could double their bonuses thereunder if the Company's sales increased by 5% or more over the prior year's sales. The percentages and targets established under the plan were determined by the Committee, subject to approval of the Board of Directors, based on current year financial results and projected financial results for the new plan year. The Company's loss before taxes in fiscal 1995 was $2,346,000, and net sales growth was 6.8%. No bonuses were paid under the plan, because the Company did not reach its threshold pre-tax earnings.
CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION
     The 1995 compensation paid to Mr. James C. Kostelni, the Company's Chief Executive Officer, was recommended by the Compensation Committee based on its review of independently produced CEO compensation surveys and consideration of compensation paid by companies of similar size with global responsibilities in comparable industries. The Compensation Committee recommended the CEO's compensation to the Board of Directors after considering that Mr. James C. Kostelni was elected by the Board of Directors to the position of Chairman of the Board and CEO and accompanying responsibilities after the retirement of Mr. Surmonte; that Mr. James C. Kostelni is making significant accomplishments in developing the Company's specifications sales business which is a major portion of the Company's sales growth; his progress in initiating future manufacturing operations in the Asian market; overall past and present performance and contributions to the Company, and the relationship of the CEO's compensation to that of other key executives.
                            Compensation Committee:
                           Robert J. Weeks, Chairman
                               Frank B. Mayorshi
                               William J. Binnie
                                       12

                              RELATED TRANSACTIONS
     Pursuant to the Hugo N. Surmonte Deferred Compensation Plan, Marie G. Surmonte, age 84, Mr. Surmonte's widow and a beneficial owner of 53.6% of the Company, has since Mr. Surmonte's death, received monthly payments in the amount of $12,500 and will continue to receive such payments until her death. See discussion under "Retirement Compensation Arrangements -- HUGO N. SURMONTE DEFERRED COMPENSATION AGREEMENT above." The total amount of payments received by Mrs. Surmonte under the Plan in fiscal 1995 was $112,500.
                               STOCK PERFORMANCE
     The following graph compares the yearly percentage change and the cumulative total shareholder returns on the Company's common stock with the cumulative return on the NASDAQ Market Index and the MG Paper Products Peer Group Index for the five-year period commencing on June 30, 1990 and ending on June 30, 1995. These comparisons assume the investment of $100 of the Company's common stock and in each of the indices on June 30, 1990 and the reinvestment of dividends.
                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                       AMONG GEORGIA BONDED FIBERS, INC.
             NASDAQ MARKET INDEX AND MG PAPER PRODUCTS GROUP INDEX

   (The Comparison Graph appears here. See the table below for plot points.)

                  Comparison Of 5 Year Cumulative Total Return
                  Of Company, Industry Index And Broad Market

                            1990      1991        1992        1993        1994        1995
GEORGIA BONDED FIBERS       $100     $ 84.38     $156.25     $112.50     $125.00     $ 81.25
MG PAPER PRODUCTS INDEX      100      118.31      130.29      125.98      135.29      182.61
NASDAQ MARKET INDEX          100       94.22      101.52      124.62      136.66      160.27

     The peer group comprises the largest companies domestically traded on the NASDAQ market which operate in the Company's industry, paper products. None of these companies compete directly with Georgia Bonded Fibers, Inc. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.
                                       13

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership of Company common stock with the Securities and Exchange Commission. Based on its review of the copies of such Forms furnished to it with respect to fiscal 1995 and written representations from certain reporting persons that no other reports are required, the Company believes that during fiscal 1995 one report relating to one transaction inadvertently was filed late by William B. D'Surney and one report, concerning an initial statement of beneficial ownership, inadvertently was filed late by Harmonson H. Floyd.
                            APPOINTMENT OF AUDITORS
PROPOSAL NO. 2
     The firm of KPMG Peat Marwick LLP audited the Company's financial statements for the year ended June 30, 1995, and is being recommended to stockholders for reappointment as auditors for the year ending June 30, 1996. A representative of KPMG Peat Marwick LLP is expected to attend the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders at the meeting.
     The Board of Directors recommends a vote "FOR" the appointment of KPMG Peat Marwick LLP as independent auditors for fiscal 1996.
                             STOCKHOLDER PROPOSALS
     Proposals of stockholders intended to be presented at the Company's 1996 Annual Meeting must be received by the Corporate Secretary of Georgia Bonded Fibers, Inc., One Bontex Drive, Buena Vista, Virginia 24416-0751, no later than May 21, 1996, in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting.
                                 OTHER MATTERS
     The Board knows of no matters which may properly come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment thereon.
                                          BY THE ORDER OF THE BOARD OF DIRECTORS
                                                                  David A. Dugan
                                                             Corporate Secretary
SEPTEMBER 18, 1995
     THE COMPANY'S ANNUAL REPORT ON FORM 10-K, EXCLUDING EXHIBITS, IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD REQUESTING THE SAME. WRITTEN REQUESTS SHOULD BE ADDRESSED TO THE ATTENTION OF THE CONTROLLER, GEORGIA BONDED FIBERS, INC., ONE BONTEX DRIVE, BUENA VISTA, VIRGINIA 24416-0751
                                       14


******************************************************************************
                                    APPENDIX

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                         GEORGIA BONDED FIBERS, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR ANNUAL MEETING OCTOBER 19, 1995
The undersigned hereby constitutes and appoints David A. Dugan and William J. Binnie, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned and to vote as designated below, all the shares of Common Stock held of record by the undersigned on August 29, 1995, at the Annual Meeting of Stockholders of Georgia Bonded Fibers, Inc. to be held at the Best Western Inn, Lexington, Virginia, on Thursday, October 19, 1995 at 11:00 A.M., and at any adjournments thereof.

          THIS PROXY MUST BE SIGNED            Dated:          , 1995
       EXACTLY AS NAME APPEARS HEREON.
                 Signature(s) of Stockholder(s) above

1. ELECTION OF DIRECTORS
   NOMINEES: THREE CLASS B DIRECTORS FOR A THREE YEAR TERM, PATRICIA S. TISCHIO, JEFFREY C. KOSTELNI AND JOSEPH F. RAFFETTO, AND ONE CLASS A DIRECTOR FOR A TWO YEAR TERM, WILLIAM B. D'SURNEY.

   FOR [ ]   VOTE WITHHELD [ ]

   INSTRUCTIONS: To withhold your vote for any individual nominee, insert the nominee's name on the line provided below.



2. APPOINTMENT OF KPMG PEAT MARWICK LLP as independent auditors of the Company for fiscal year 1996.
   FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
3. In their discretion, upon other matters as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THIS PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE HEREOF.
THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT DATED SEPTEMBER 18, 1995.
When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

      (Arrow) Detach above card, sign, date and mail in postage paid envelope provided. (Arrow)

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.